FIRST AMENDMENT TO ADVANCE AGREEMENT

             Phoenix Metals U.S.A. II, Inc. (hereinafter “Phoenix Metals”) and Robert F. and Diana L. Flaherty, Inc. (hereinafter “Flaherty”) hereby agree to this first amendment to the Advance Agreement previously executed between the parties on December 1, 1999, with respect to the terms and conditions under which cash advances have been made periodically from Flaherty to Phoenix Metals.

             Notwithstanding the language contained in the Advance Agreement with respect to Phoenix Metals paying the outstanding cash advances from Flaherty in lawful money of the United States, Phoenix Metals may satisfy the accrued unpaid principal and interest by exchanging Phoenix Metals common capital stock, or such other Phoenix Metals securities selected by Phoenix Metals for the outstanding debt.  In this respect, the parties agree that, effective November 19, 1999, Flaherty has agreed and accepted 3,000,000 shares of Phoenix Metals Common stock in exchange of the $3,263,191 in outstanding cash advances and accrued interest as of June 30, 1999.

In all other respects, the Advance Agreement remains in full force and effect.

Dated January 28, 2000

/s/ Robert F. Flaherty	/s/ Diana L. Flaherty

Robert F. Flaherty, President Phoenix Metals	Diana L. Flaherty, Chairperson Robert F. and Diana L. Flaherty, Inc.

/s/ Diana L. Flaherty	/s/ Robert F. Flaherty

Diana L. Flaherty, Chairperson Phoenix Metals	Robert F. Flaherty, President Robert F. & Diana L. Flaherty, Inc.